Exhibit 5.1

lawyers@saul.com www.saul.com

July 8, 2021

Kubient, Inc.
228 Park Avenue South, Suite 72602
New York, NY 10003

Re:	Kubient, Inc. 2021 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Kubient, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,500,000 shares of common stock, par value $0.00001 per share (“Common Stock”) of the Company issuable under the Kubient, Inc. 2021 Equity Incentive Plan (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement and the exhibits thereto filed with the SEC and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s board of directors relating to the Registration Statement, (iv) the Plan, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

July 8, 2021

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Saul Ewing Arnstein & Lehr, LLP